EXHIBIT 99.1

TerraSea Environmental

Solutions, LLC

Financial Statements as of December 31, 2014 and 2013 (Unaudited), and for the Years Ended

December 31, 2014, 2013 (Unaudited) and 2012 (Unaudited), and Independent Auditor’s Report

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	3

FINANCIAL STATEMENTS AS OF December 31, 2014 and 2013 (UNAUDITED) AND FOR THE YEARS ENDED December 31, 2014, 2013 (UNAUDITED) and 2012 (UNAUDITED):

Balance Sheets	5

Statements of Operations	6

Statements of Members’ Equity (Deficit)	7

Statements of Cash Flows	8

Notes to Financial Statements	9–12

Independent Auditor’s Report

To the Members of

TerraSea Environmental Solutions, LLC

We have audited the accompanying financial statements of TerraSea Environmental Solutions, LLC, which comprise the balance sheet as of December 31, 2014, and the related statements of operations, members’ equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the TerraSea Environmental Solutions, LLC’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the TerraSea Environmental Solutions, LLC’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TerraSea Environmental Solutions, LLC as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying balance sheet of TerraSea Environmental Solutions, LLC as of December 31, 2013, and the related statements of operations, members equity (deficit) and cash flows for the years ended December 31, 2013 and 2012, were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

Uncertainty Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net equity deficiency. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include adjustments, if any, that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ CohnReznick LLP

Chicago, Illinois

March 6, 2015

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013 (UNAUDITED)

(In thousands)

	2014	2013 (Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$72	$73
Accounts receivable—net	1,879	5,107
Contract revenues in excess of billings	6,727	295
Prepaid contract costs	—	229

Total current assets	8,678	5,705

TOTAL	$8,678	$5,705

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Advances from members	$23,427	$4,127
Accrued expenses	1,744	2,435
Loss contract reserve	4,221	—

Total current liabilities	29,392	6,562

COMMITMENTS AND CONTINGENCIES (Note 4)

MEMBERS’ EQUITY (DEFICIT)	(20,714)	(858)

TOTAL	$8,678	$5,705

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 (UNAUDITED) AND 2012 (UNAUDITED)

(In thousands)

	2014	2013 (Unaudited)	2012 (Unaudited)
CONTRACT REVENUES	$11,278	$7,368	$325

COSTS OF CONTRACT REVENUES	30,431	8,324	7

GROSS PROFIT	(19,153)	(956)	318

GENERAL AND ADMINISTRATIVE EXPENSES	703	—	299

NET INCOME (LOSS)	$(19,856)	$(956)	$19

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

STATEMENTS OF MEMBER’S EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 (UNAUDITED) AND 2012 (UNAUDITED)

(In thousands)

Member’s Equity (Deficit)
BALANCE — December 31, 2011 (Unaudited)	$25

Contributions from members	54
Net income	19

BALANCE — December 31, 2012 (Unaudited)	$98

Net loss	(956)

BALANCE — December 31, 2013 (Unaudited)	(858)

Net loss	(19,856)

BALANCE — December 31, 2014	$(20,714)

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 (UNAUDITED) AND 2012 (UNAUDITED)

(In thousands)

	2014	2013 (Unaudited)	2012 (Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(19,856)	$(956)	$19
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for loss contract	4,221	—	—
Changes in assets and liabilities:
Accounts receivable	3,228	(5,053)	(29)
Contract revenues in excess of billings	(6,432)	(295)	—
Prepaid contract costs	229	(229)	—
Accrued expenses	(691)	2,435	—

Net cash flows used by operating activities	(19,301)	(4,098)	(10)

FINANCING ACTIVITIES:
Advances from members	19,300	4,124	3
Contributions from members	—	—	54

Net cash flows provided by financing activities	19,300	4,124	57

NET CHANGE IN CASH AND EQUIVALENTS	(1)	26	47

CASH AND CASH EQUIVALENTS — Beginning of year	73	47	—

CASH AND CASH EQUIVALENTS — End of year	$72	$73	$47

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014 AND 2013 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2014, 2013 (UNAUDITED) AND 2012 (UNAUDITED)

(in thousands)

1.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — TerraSea Environmental Solutions, LLC (the “Company” or “TerraSea”) is a limited liability company (LLC) organized on July 9, 2011, under Delaware law. TerraSea is 50% owned by Great Lakes Dredge & Dock Environmental, Inc. (“Great Lakes”), a member, and 50% owned by Environmental Remediation Holdings (“ERH”), a member, and is governed by a Board of Managers under the terms of a limited liability company agreement.

TerraSea provides water and land based environmental services in the area of clean up and remediation of sediments, soil and groundwater for both marine and land based projects. The joint venture was established to capitalize on the expertise of the two equal partners for projects in the United States offering optimally engineered global solutions for environmental cleanup needs.

The members in TerraSea have commenced the winddown of operations.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition on Contracts — The Company’s contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The Company’s contracts for environmental and remediation projects are also fixed-price contracts, with others performed on a time-and-materials basis. Contract revenues are recognized under the percentage-of-completion method based on the Company’s engineering estimates of the physical percentage completed for dredging projects and based on costs incurred to date compared to total estimated costs for fixed-price environmental and remediation projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion. For environmental and remediation contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Revisions in estimated gross profit percentages are recorded in the period during which the change in circumstances is experienced or becomes known. As the duration of most of the Company’s contracts is one year or less, the cumulative net impact of these revisions in estimates, individually and in the aggregate across our projects, does not significantly affect our results across reporting periods. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Change orders are not recognized in revenue until the recovery is probable and collectability is reasonably assured. Claims for additional compensation due to the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specification is encountered, and a change in project scope, performance methodology and/or material disposal is necessary. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

The components of costs of contract revenues include labor, equipment (including depreciation, maintenance, insurance and long-term rentals), subcontracts, fuel and project overhead. Hourly labor is generally hired on a project-by-project basis. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

Income Taxes — The Company is treated as a partnership for federal and state income tax reporting purposes and is not subject to corporate income taxes on the taxable income. For income tax purposes, the Company reports income on the percentage of completion, capitalized cost method of accounting.

Classification of Current Assets and Liabilities — The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, unless completion of such contracts extends significantly beyond one year.

Cash Equivalents — The Company considers all highly liquid investments with a maturity at purchase of three months or less to be cash equivalents.

Accounts Receivable — Net — Accounts receivable represent amounts due or billable under the terms of contracts with customers, including amounts related to retainage. The Company anticipates collection of retainage generally within one year, and accordingly presents retainage as a current asset. The Company provides an allowance for estimated uncollectible accounts receivable when events or conditions indicate that amounts outstanding are not recoverable.

Fair Value —The carrying value of accounts receivable and other financial instruments included in current assets and current liabilities approximates fair value due to the short-term maturities of these instruments.

2.	GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the company as a going concern. However, as of December 31, 2014, the Company has suffered recurring losses from operations and has accumulated a net equity deficiency of $20,714. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to obtain additional funding from its members. The accompanying consolidated financial statements do not include adjustments, if any that might that might result from the outcome of this uncertainty.

3.	ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS

Accounts receivable at December 31, 2014 and 2013 are as follows:

	2014	2013 (Unaudited)
Completed contracts	$697	$—
Contracts in process	—	4,397
Retainage	1,182	710

Total accounts receivable	$1,879	$5,107

The components of contracts in progress at December 31, 2014 and 2013 are as follows:

	2014	2013 (Unaudited)
Contract revenues in excess of billings:
Costs and earnings for contracts in progress	$9,500	$7,393
Amounts billed	(2,774)	(7,098)

Costs and earnings in excess of billings for contracts in progress	6,727	295

Total contract revenues in excess of billings	$6,727	$295

The carrying value of contract receivables and other amounts arising out of normal contract activities, including retentions, are estimated to approximate fair value.

4.	COMMITMENTS AND CONTINGENCIES

Commitments include the usual obligations of construction contractors for completion of contracts and those incurred in the ordinary course of business.

Equipment and facilities are rented on a short-term, as-needed basis. At December 31, 2014 and 2013, the Company has no operating lease agreements.

5.	MAJOR CUSTOMERS AND CONCENTRATIONS OF RISK

The Company has two customers that represent 84.2% and 15.8%, respectively, of contract revenues in 2014. At December 31, 2014, these two customers accounted for 81.2% and 18.8%, respectively, of accounts receivable, including contract revenues in excess of billings and retainage.

All of the Company’s revenues and accounts receivable, including revenues in excess of billings and retainage at December 31, 2013 and for the years ended December 31, 2013 and 2012, were on one project with one customer.

6.	RELATED-PARTY TRANSACTIONS

The Company has no direct employees and pays no invoices directly, so each member incurs expenses on behalf of TerraSea and recharges the costs to the joint venture. Since inception, the Company received advances of $22,898 from Great Lakes and $529 from ERH, net of funds retained by members from project receivables collections, to fund working capital needs of TerraSea. The outstanding balance is shown as advances from members in the balance sheet.

7.	SUBSEQUENT EVENTS

The Company has recorded or disclosed, as appropriate, all events or transactions that occurred after December 31, 2014 up through March 6, 2015, the date these financial statements were available for issuance.

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